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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated November 20, 2009 on the financial statements of the Seligman TargETFund 2015, Seligman TargETFund 2025, Seligman TargETFund 2035, Seligman TargETFund 2045, and Seligman TargETFund Core of the Seligman TargetHorizon ETF Portfolios, Inc. included in the Annual Reports for the period ended September 30, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 11 to the Registration Statement (Form N-1A, No. 333-126647) of the Seligman TargetHorizon ETF Portfolios, Inc.


                                                               Ernst & Young LLP

Minneapolis, Minnesota
November 24, 2009